EXHIBIT (a)(1)(ii)

PGT, INC.

ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON APRIL 6, 2010, UNLESS THE OFFER IS EXTENDED

Name:

Address:

Before making your election, please make sure you have received, read, and understood the documents that make up this offer (“Offer”) (listed below the table of Eligible Stock Options).

Eligible Stock Options:

Original Grant Date and GoverningPlan	Expiration Date	Exercise Price Per Share	Shares Subject to Eligible Options	Exchange Ratio	Exchange Eligible Option?

				1 to 1	☐ Yes	☐ No

				1 to 1	☐ Yes	☐ No

Important Offer Documents:

(1)  the Offer to Exchange Certain Outstanding Options to Purchase Common Stock for a Number of Replacement Options (the “Offer to Exchange”);

(2)  e-mail from Mario Ferrucci III, dated March 8, 2010; and

(3)  this Election Concerning Exchange of Stock Options form (this “Election Form”).

You may obtain a copy of the PGT, Inc. 2004 Stock Incentive Plan, PGT, Inc. 2006 Equity Incentive Plan, and a form of replacement option agreement by contacting PGT’s Vice President, General Counsel, and Secretary, Mario Ferrucci III, by e-mail at mferrucci@pgtindustries.com, or by telephone at (941) 480-2700.

The Offer is subject to the terms of these documents as they may be amended. The Offer provides eligible employees who hold eligible options the opportunity to exchange these stock options for new options as set forth in Section 1 of the Offer to Exchange. This Offer expires at 5:00 p.m., Eastern Time, on April 6, 2010, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you wish to participate in the Offer, please check the “Yes” box in the “Exchange Entire Eligible Option” column. Please note that if the “No” box is checked under the “Exchange Entire Eligible Option” column, the eligible option will not be exchanged and your eligible option will remain outstanding subject to its original terms. If neither box is checked, the effect will be the same as checking the “No” box such that the eligible option will not be exchanged and your eligible option will remain outstanding subject to its original terms.

In accordance with the terms outlined herein and in the Offer to Exchange, if you elect to exchange your eligible options, you will receive replacement options to purchase an equal number of shares of common stock at an exercise price per share equal to “Fair Market Value,” as that term is defined in the 2006 Plan, at their date of grant, which means the closing sales price per share of our common stock as quoted on the Nasdaq Global Market on the last trading day preceding the completion date of the Offer. The replacement options will vest with respect to one fifth of the shares (rounded to the nearest whole share) on each of the first, second, third, fourth, and fifth anniversaries of the completion date of the Offer, subject to your continued employment with PGT, Inc. (together with its subsidiary, “PGT,” or, the “Company”). This means that all replacement options will be completely unvested on the completion date of the Offer, regardless of whether the surrendered options were partially or wholly vested. You will lose your rights to all exchanged options that are cancelled under the Offer. See Sections 1 and 8 of the Offer to Exchange for further details.

BY PARTICIPATING IN THE OPTION EXCHANGE, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH HEREIN AND IN THE OFFER TO EXCHANGE.

In making this election, you agree that PGT may use, collect, and transfer your personal data for the purpose of implementing, administering, and managing your participation in the Offer. Such personal data may be transferred to PGT and to any third parties assisting PGT with the Offer, and these recipients may be located in the U.S. or elsewhere.

Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the completion date of the Offer, which will be 5:00 p.m., Eastern Time, on April 6, 2010, unless we extend the Offer. The last valid election in place prior to 5:00 p.m., Eastern Time, on the completion date of this Offer shall control.

Your signature and submission of this Election Form indicate that you have read and agreed to the Agreement to Terms of Election attached hereto.

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date: , 2010

Address:

E-mail address:

MAIL, FAX, OR OTHERWISE DELIVER TO PGT, INC., 1070 TECHNOLOGY DRIVE,
NORTH VENICE, FLORIDA 34275 (ATTN: CORPORATE SECRETARY), FACSIMILE NO. (941) 480-2767
PRIOR TO 5:00 P.M., EASTERN TIME, ON APRIL 6, 2010.

AGREEMENT TO TERMS OF ELECTION

BY PARTICIPATING IN THE OPTION EXCHANGE, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH HEREIN AND IN THE OFFER TO EXCHANGE.

If you would like to participate in the Option Exchange, please indicate your election by checking the applicable boxes on the Election Form and mail, fax, or otherwise deliver the form to PGT, Inc., 1070 Technology Drive, North Venice, Florida 34275 (Attn: Corporate Secretary), facsimile number (941) 480-2767, prior to 5:00 p.m., Eastern Time, on April 6, 2010 (unless the Offer is extended).

You may withdraw this election by mailing, faxing, or otherwise delivering the form to PGT, Inc., 1070 Technology Drive, North Venice, Florida 34275 (Attn: Corporate Secretary), facsimile number (941) 480-2767, prior to 5:00 p.m., Eastern Time, on April 6, 2010 (unless the Offer is extended).

The terms “you” and “your,” as used herein, refer to the registered holder of eligible options who has executed this Election Form (or on whose behalf, pursuant to due authorization, this Election Form has been executed). By execution hereof, you understand that tenders of eligible options pursuant to the procedures described in Section 3 of the Offer to Exchange constitute your acceptance of the terms and conditions of the Offer. The Company’s acceptance for exchange of eligible options tendered pursuant to the Offer will constitute a binding agreement between you and the Company upon the terms and subject to the conditions of the Option Exchange. You understand and hereby agree to all of the following:

1.      You hereby tender, and by tendering you hereby sell, assign, and transfer to, or upon the order of, PGT all right, title, and interest to the eligible options indicated on the Election Form to be exchanged for an equal number of replacement options on the terms of the Offer as set forth herein and in the Offer to Exchange, of which eligible options PGT hereby acknowledges receipt. Each eligible option indicated on the Election Form will be cancelled, on a grant-by-grant basis, on April 6, 2010, or, if the Offer is extended, on the extended expiration date of the Offer. Any replacement options will be granted to you on April 6, 2010, in accordance with the terms of the Offer or, if the Offer is extended, on the expiration date of the extended Offer.

2.      The Offer is currently set to expire at 5:00 p.m., Eastern Time, on April 6, 2010, unless PGT, in its sole discretion, extends the period of time during which the Offer will remain open.

3.      If you cease to be an employee of PGT before the expiration of the Offer, you will not receive any new replacement options.  Instead, you will keep your current eligible options, and such eligible options can be exercised or will expire in accordance with their terms.

4.      Until 5:00 p.m., Eastern Time, on April 6, 2010 (or, if the Offer is extended, on the expiration date of the extended Offer), you will have the right to withdraw or change the election that you have made with respect to all of your eligible options.  HOWEVER, AFTER THAT DATE YOU WILL HAVE NO ABILITY TO CHANGE YOUR ELECTION.  The last properly submitted Election Form received by PGT prior to the expiration of the Offer shall be binding.  Until the Offer period closes at 5:00 p.m., Eastern Time, on April 6, 2010 (or, if the Offer is extended, on the expiration date of the extended Offer), you may withdraw your tendered eligible options at any time.

5.      The tender of your eligible options constitutes your acceptance of all of the terms and conditions of the Offer.  Acceptance by PGT of your eligible options pursuant to the Offer will constitute a binding agreement between you and PGT upon the terms and subject to the conditions of the Option Exchange.

6.      You are the registered holder of the eligible options tendered hereby, and your name and other information appearing on the Election Form are true and correct.

7.      You are not required to tender any of your eligible options pursuant to the Offer.

8.      PGT AND ANY INDEPENDENT FIRMS HIRED WITH RESPECT TO THE OFFER CANNOT GIVE YOU LEGAL, TAX, OR INVESTMENT ADVICE WITH RESPECT TO THE OFFER AND YOU HAVE BEEN ADVISED TO CONSULT WITH YOUR PERSONAL LEGAL COUNSEL,

ACCOUNTANT, FINANCIAL, AND TAX ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OPTION EXCHANGE.

9.      Under certain circumstances set forth in the Offer to Exchange, PGT may terminate or amend the Offer and postpone its acceptance of the eligible options you have tendered for exchange. Should the eligible options tendered herewith not be accepted for exchange, such options will continue to be governed by their existing terms and conditions.

10.           You understand that: (i) the value of any shares of common stock obtained upon vesting and exercise of the replacement options granted pursuant to the Option Exchange is an extraordinary item that is outside the scope of your employment contract, if any; (ii) the replacement options, and the shares of common stock acquired upon vesting or exercise, are not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, dismissal, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.

11.           You understand that no claim or entitlement to compensation or damages shall arise from forfeiture of the right to participate in the option exchange resulting from termination of your employment with PGT (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release PGT from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

12.           Regardless of any action that PGT takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits, payment on account, or other tax-related withholding related to the Option Exchange (“Tax-Related Items”), you understand that the ultimate liability for all Tax-Related Items is and remains your sole responsibility and may exceed the amount actually withheld by PGT, if any.  You further acknowledge that PGT (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option Exchange and the replacement options, including, but not limited to, the exchange of eligible options, grant, vesting of the replacement options, the issuance of shares of PGT common stock upon vesting of the replacement options, or the subsequent sale of shares acquired pursuant to such issuance; and (2) does not commit to and is under no obligation to structure the terms of the Option Exchange or replacement options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the date of the grant of the replacement options and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that PGT may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In that regard, you authorize PGT to withhold all Tax-Related Items legally payable by you pursuant to the terms of your replacement option agreement and the 2006 Plan.

13.           All questions as to the number of shares of common stock subject to your eligible options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of eligible options, will be determined by PGT in its sole discretion, which determination shall be final and binding on all parties.  PGT reserves the right to reject any or all tenders of eligible options PGT determines, in its sole discretion, not to be in proper form or the acceptance of which may, in the opinion of PGT’s counsel, be unlawful.  PGT also reserves the right, in its reasonable discretion, to waive any of the conditions of the Offer and any defect or irregularity in the tender of eligible options, and PGT’s interpretation of the terms of the Offer will be final and binding on all parties. No tender of eligible options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as PGT shall determine. Neither PGT nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

14.           You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Offer to Exchange and your applicable award agreement with PGT for the exclusive purpose of implementing, administering, and managing your participation in the Option Exchange. You understand that PGT may hold certain personal information about you, including, but not limited to, your name, home address, and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of or directorships held in PGT, details of all options or any other entitlement to shares of the common stock of PGT awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the exclusive purpose of implementing, administering and managing any equity incentive plans and the Option Exchange (collectively, “Personal Data”). You understand that Personal Data will be transferred to any third party assisting in the implementation, administration, and management of the applicable plan and the Option Exchange. You understand that the recipients of the Personal Data may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of Personal Data by contacting your human resources representative. You authorize PGT and any other recipients of Personal Data that may assist PGT (presently or in the future) with implementing, administering, and managing the Option Exchange and the plans to receive, possess, use, retain, and transfer Personal Data, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Option Exchange and the applicable plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom you may elect to deposit any shares issued upon vesting and exercise of the replacement options. You understand that Personal Data will be held only as long as is necessary to implement, administer, and manage your participation in the Option Exchange and the applicable plan. You understand that You may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data, or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Option Exchange and the applicable plan. You understand that you may contact your human resources representative for more information on the consequences of your refusal to consent or withdrawal of consent.

15.           YOU UNDERSTAND THAT IF YOU DO NOT CLEARLY MARK THE BOX ELECTING TO EXCHANGE EACH OF YOUR ELIGIBLE OPTIONS ON THE ELECTION FORM OR IF YOU LEAVE ANY SUCH BOX UNMARKED, SUCH ELIGIBLE OPTIONS WILL NOT BE EXCHANGED.

You understand that none of the officers or employees of PGT, the Board of Directors of PGT, or the Compensation Committee of the Board of Directors of PGT is making any recommendation as to whether you should exchange or refrain from exchanging your eligible options and that you must make your own decision whether to tender your eligible options, taking into account your own personal circumstances and preferences.  You understand that the replacement options may decline in value.  You further understand that past and current market prices of PGT’s common stock may provide little or no basis for predicting what the market price of PGT’s common stock will be in the event you elect to exchange your eligible options in accordance with the terms of this Offer or at any other time in the future.